Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-43988

TWELFTH PROSPECTUS SUPPLEMENT DATED APRIL 13, 2001
(to prospectus dated September 12, 2000)

$551,450,000

KOHL'S

Liquid Yield Option™ Notes (Zero Coupon - Subordinated) due 2020
and
The Common Stock Issuable Upon Conversion of the LYONs

SELLING SECURITYHOLDERS(6)

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated September 12, 2000.

Name and Address	Principal Amount at Maturity of LYONs Beneficially Owned That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Merrill Lynch Pierce Fenner & Smith Inc. (5) 101 Hudson Street Jersey City, NJ 07302-3997	$ 20,767,000 (7)	3.77%	148,608	*

*Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per
       $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2)  Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(5)  Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by Kohl's in June 2000 and from time to time may act in a financial investment advisory capacity to Kohl's.

(6)  Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.

(7) As of the date of this supplement, $19,182,000 of the $20,767,000 principal amount has been sold.